Exhibit 16.1

September 17, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of A10 Networks, Inc.’s Form 8-K dated September 17, 2019, and have the following comments:

1.	We are in agreement with the statements made in paragraphs one through five of Item 4.01(a).

2.	We have no basis on which to agree or disagree with other statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP